Exhibit 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Daniel C. O’Keefe
Vice President & Chief Accounting Officer
T: (407) 737-5713
E: daniel.o’keefe@ocwen.com

OCWEN FINANCIAL CORPORATION ANNOUNCES
SECOND QUARTER 2007 FINANCIAL RESULTS

West Palm Beach, FL – (July 31, 2007) Ocwen Financial Corporation (NYSE:OCN) today reported pre-tax income of $42.0 million for the second quarter of 2007 as compared to $17.4 million for the second quarter of 2006. For the six months ended June 30, 2007, pre-tax income was $60.7 million, while pre-tax income for the six months ended June 30, 2006 totaled $38.9 million.  Net income was $27.2 million or $0.39 per diluted share for the second quarter of 2007. This compares to $159.1 million or $2.23 per diluted share for the second quarter of 2006. For the six months ended June 30, 2007 net income was $39.6 million or $0.57 per diluted share as compared to $175.6 million or $2.47 per diluted share for the same period in 2006.

Pre-tax income for the second quarter of 2007 includes a $25.6 million gain on the sale of unrated subprime residual securities backed by loans originated in the UK (the “UK residuals”). Second quarter 2006 results included a tax benefit of $141.7 million, primarily reflecting the reversal of $145.2 million of the deferred tax asset valuation allowance that we had established in prior years.  Second quarter 2007 results include the operations of NCI Holdings, Inc. and its operating subsidiary, Nationwide Credit, Inc. (NCI), from June 6, 2007, the date on which Ocwen acquired NCI.

A summary of our results for the second quarter of 2007 follows:
•	Total revenue: $117.0 million, an increase of $11.9 million or 11.3% over the second quarter of 2006.
•	Total operating expenses: $89.7 million, an increase of $5.3 million or 6.3% over the second quarter of 2006.
•	Income from operations: $27.3 million, an increase of 31.6% over the second quarter of 2006.
•	Other income (expense), net: income of $14.7 million, compared to expense of $(3.3) million for the second quarter of 2006. Some of the significant components of other income (expense) include:
• A gain of $25.6 million from the sale of the UK residuals.
• Unrealized gains (losses) on trading securities: $(2.0) million loss, compared to $1.5 million gain for the second quarter of 2006.
• Charges to reduce loans held for resale to estimated market value: $0.6 million, compared to $1.5 million for the second quarter of 2006.
• $0.4 million in transaction gains associated with loan sale and securitization activities compared to a $2.0 million loss for the second quarter of 2006.
• Losses on interest rate swaps related to our Residential Servicing business: $3.1 million, compared to $0 for the second quarter of 2006.
•	Unpaid Principal Balance of loans and REO serviced: $53.1 billion, compared to $46.4 billion at June 30, 2006 (both periods exclude $0.7 billion of REO serviced pursuant to our contract with the VA).
•	Unpaid Principal Balance of non-performing loans and REO serviced: $9.2 billion (17.4% of total), compared to $5.2 billion (11.3% of total) at June 30, 2006.
•

Unpaid Principal Balance of non-performing loans and REO serviced – excluding non-performing loans for which borrowers are making scheduled payments under forbearance or bankruptcy plans: $5.9 billion (11.1% of total) compared to $3.0 billion (6.4% of total) at June 30, 2006.

•	Prepayment speeds (average CPR): 23%, compared to 30% for the second quarter of 2006.

Ocwen Financial Corporation
Second Quarter 2007 Results
July 31, 2007

Chairman and CEO William Erbey stated, “Our second quarter results reflect strong operating performance and a pre-tax gain of $25.6 million on the sale of the UK residuals. Our second quarter results also include the operations of NCI from June 6, 2007, the date we acquired NCI for $55 million.  The inclusion of NCI in our results for the second quarter of 2007 added to our growth in both revenues and operating expenses as compared to the second quarter of 2006.

Our Residential Servicing segment continues to post strong operating results.  Second quarter 2007 results were significantly impacted by decreasing prepayment speeds.  Average CPR was 23% for the quarter, compared to 30% for the second quarter of 2006.  As a result, amortization of servicing rights was down slightly, despite a 48% increase in the balance of mortgage servicing rights.  Lower prepayment speeds also led to lower float balances and float income, which served to restrain revenue growth.  Overall, revenue growth was 9% for the quarter while operating expenses grew by 3%.  As a result, operating income was $29.8 million, which represents an increase of $5.6 million or 23% over the second quarter of 2006.  This strong growth in operating income was offset by a $9.1 million increase in other expense due to increased interest expense driven by growth in servicing advances and hedge losses of $3.1 million for the quarter.

Second quarter results of Ocwen Recovery Group, our third party unsecured collections segment, were significantly impacted by the NCI acquisition. Having achieved our cost reduction and improved execution capabilities from Ocwen Recovery Group’s global workforce, this transaction is in line with our focus on both organic and acquisition-based revenue growth for this segment. The merger brings together NCI’s strong management team, deep receivables management expertise and understanding of its clients’ needs with Ocwen’s strong process management and analytical capabilities, leading loss mitigation experience and global infrastructure.

Our Residential Origination Services segment benefited from the above-mentioned $25.6 million pre-tax gain on the sale of the UK residuals in the second quarter of 2007.  The second quarter of 2007 also reflects a $4.0 million pre-tax contribution from our fee-based loan processing businesses, which represents an increase of 20% over the second quarter of 2006.  Pre-tax losses from our former subprime loan origination operation totaled $1.5 million in the second quarter of 2007, compared to losses of $1.0 million in the second quarter of 2006.

As of June 30, 2007, we have invested $25 million in Ocwen Structured Investments, LLC (OSI).  Our investment in OSI, which represents our 25% ownership interest, should eventually total $75 million.  As previously announced, OSI will invest in mortgage servicing rights and related lower tranches and residuals of residential mortgage backed securities.

Our total assets increased by $102.9 million as compared to December 31, 2006.  The primary driver behind this increase was growth in our servicing portfolio as total servicing advances increased by $21.1 million and mortgage servicing rights increased by $42.8 million.  Additionally, other assets increased by $69.3 million.  Other assets at June 30, 2007 include intangibles arising from the NCI acquisition and our $25.0 million initial investment in OSI.  Cash and investment grade securities totaled $311.0 million at June 30, 2007, as compared to $311.6 at December 31, 2006, and our ratio of equity to total assets was 27.7% at June 30, 2007 compared to 27.8% at December 31, 2006.”

Ocwen Financial Corporation
Second Quarter 2007 Results
July 31, 2007

Segment Results (In thousands)

	Three months		Six months

For the periods ended June 30,	2007	2006	2007	2006

Residential Servicing
Revenue	$90,262	$82,942	$183,719	$162,851
Operating expenses	60,435	58,674	123,790	114,303

Income from operations	29,827	24,268	59,929	48,548
Other income (expense), net	(15,311)	(6,163)	(26,003)	(12,607)

Income before income taxes	14,516	18,105	33,926	35,941

Ocwen Recovery Group
Revenue	6,343	1,856	8,130	4,057
Operating expenses	7,457	1,928	9,499	4,561

Loss from operations	(1,114)	(72)	(1,369)	(504)
Other income (expense), net	(142)	192	(140)	274

Income (loss) before income taxes	(1,256)	120	(1,509)	(230)

Residential Origination Services
Revenue	17,435	17,116	34,512	34,446
Operating expenses	18,260	19,498	35,094	42,983

Loss from operations	(825)	(2,382)	(582)	(8,537)
Other income (expense), net	28,595	1,028	28,608	12,226

Income (loss) before income taxes	27,770	(1,354)	28,026	3,689

Corporate Items and Other
Revenue	2,972	3,223	5,679	6,232
Operating expenses	3,595	4,315	8,516	9,881

Loss from operations	(623)	(1,092)	(2,837)	(3,649)
Other income (expense), net	1,543	1,615	3,098	3,101

Income (loss) before income taxes	920	523	261	(548)

Consolidated income before income taxes	$41,950	$17,394	$60,704	$38,852

Ocwen Financial Corporation is a leading business process outsourcing provider to the financial services industry, specializing in loan servicing, mortgage fulfillment and receivables management services.  Ocwen is headquartered in West Palm Beach, Florida with offices in Arizona, California, Florida, Georgia, Illinois and New York and global operations in Canada, Germany and India.  Utilizing our global infrastructure, state of the art technology, world-class training and six sigma processes, we provide solutions that make our clients’ loans worth more.  Additional information is available at www.ocwen.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the securitization market and our plans to securitize loans and expectations as to the impact of rising interest rates and cost-effective resources in India. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest or currency exchange rates, governmental regulations and policies, international political and economic uncertainty, availability of adequate and timely sources of liquidity, federal income tax rates, real estate market conditions and trends and the outcome of ongoing litigation as well as other risks detailed in OCN’s reports and filings with the Securities and Exchange Commission, including its periodic report on Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended March 31, 2007 and our Forms 8-K filed during 2007. The forward-looking statements speak only as of the date they are made and should not be relied upon.  OCN undertakes no obligation to update or revise the forward-looking statements.

Ocwen Financial Corporation
Second Quarter 2007 Results
July 31, 2007

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)

	Three months		Six months

For the periods ended June 30,	2007	2006	2007	2006

Revenue
Servicing and subservicing fees	$92,941	$82,772	$184,669	$162,857
Process management fees	20,722	18,837	40,645	38,149
Other revenues	3,349	3,527	6,726	6,580

Total revenue	117,012	105,136	232,040	207,586

Operating expenses
Compensation and benefits	24,639	22,006	45,146	47,707
Amortization of servicing rights	27,551	27,663	59,788	53,952
Servicing and origination	15,269	12,707	28,928	25,904
Technology and communications	5,382	6,034	10,162	12,673
Professional services	6,458	7,620	13,086	15,399
Occupancy and equipment	5,585	4,823	10,970	9,799
Other operating expenses	4,863	3,561	8,819	6,294

Total operating expenses	89,747	84,414	176,899	171,728

Income from operations	27,265	20,722	55,141	35,858

Other income (expense)
Interest income	9,455	6,298	19,616	24,411
Interest expense	(15,260)	(10,062)	(30,331)	(27,316)
Gain on trading securities	23,552	1,701	19,081	1,327
Loss on loans held for resale, net	(150)	(3,437)	(2,693)	(1,221)
Other, net	(2,912)	2,172	(110)	5,793

Other income (expense), net	14,685	(3,328)	5,563	2,994

Income before income taxes	41,950	17,394	60,704	38,852
Income tax expense (benefit)	14,759	(141,692)	21,133	(136,767)

Net income	$27,191	$159,086	$39,571	$175,619

Earnings per share
Basic	$0.43	$2.53	$0.63	$2.79
Diluted	$0.39	$2.23	$0.57	$2.47
Weighted average common shares outstanding
Basic	62,638,926	62,821,428	62,911,082	63,033,454
Diluted	71,603,784	71,767,873	71,895,184	71,876,666

Ocwen Financial Corporation
Second Quarter 2007 Results
July 31, 2007

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	June 30, 2007	December 31, 2006

Assets
Cash	$171,427	$236,581
Trading securities, at fair value
Investment grade	139,584	74,986
Subordinates and residuals	33,760	65,242
Investment in certificates of deposits	74,615	72,733
Loans held for resale, at lower of cost or market	103,360	99,064
Advances	305,069	324,137
Match funded advances	612,912	572,708
Mortgage servicing rights	226,537	183,743
Receivables	64,386	67,311
Deferred tax assets, net	172,612	176,135
Premises and equipment, net	37,438	35,469
Other assets	170,911	101,634

Total assets	$2,112,611	$2,009,743

Liabilities and Stockholders’ Equity
Liabilities
Match funded liabilities	$579,031	$510,236
Servicer liabilities	251,265	383,549
Lines of credit and other secured borrowings	446,294	324,520
Debt securities	150,275	150,329
Other liabilities	97,844	81,340

Total liabilities	1,524,709	1,449,974

Minority interest in subsidiary	2,095	1,790
Stockholders’ Equity
Common stock, $.01 par value; 200,000,000 shares authorized; 62,429,058 and 63,184,867 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	624	632
Additional paid-in capital	176,564	186,660
Retained earnings	407,796	369,708
Accumulated other comprehensive income, net of taxes	823	979

Total stockholders’ equity	585,807	557,979

Total liabilities and stockholders’ equity	$2,112,611	$2,009,743